广东华商律师事务所
CHINA COMMERCIAL LAW FIRM. GUANG DONG
21/24/F, CTS Tower, No.4011,ShenNan Road, ShenZhen, PRC. (P.C.) : 518048
Tel: (86 0755) 8302 5555; Fax: (86 0755) 8302 5058 / 8302 5068
http://www.huashang.cn

November 27, 2019

To: Wunong Net Technology Company Limited
B401, 4th Floor Building 12, Hangcheng Street,
Hourui No. 2 Industrial District,
Southern Section, Zhichuang Juzhen Double Creative Park,
Bao'an District, Shenzhen, People's Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People's Republic of China (the "**PRC**" or "**China**", for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to Wunong Net Technology Company Limited (the "**Company**"), a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the "**Offering**") of certain number of ordinary shares of the Company, par value $1.00 per share (the "**Ordinary Shares**"), by the Company as set forth in the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "**Registration Statement**"), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company's proposed listing of the Ordinary Shares on the New York Stock Exchange (NYSE) or the Nasdaq.

A. Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the "**Documents**").

In rendering this opinion, we have assumed without independent investigation that ("**Assumptions**"):

(i) All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii) The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv) The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v) All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a) "**Governmental Agency**" means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(b) "**Governmental Authorizations**" means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(c) "**M&A Rules**" means the *Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors* promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

(d) "**PRC Companies**" means PRC Subsidiary, PRC Operating Entity and Wunong Catering, and "**PRC Company**" means any of them;

(e) "**PRC Operating Entity**" means Wunong Technology (Shenzhen) Co., Ltd;

(f) "**PRC Laws**" mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court's judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion; and

(g) "**PRC Subsidiary**" means Guo Gangtong Trade (Shenzhen) Co., Ltd.

(h) "**Wunong Catering**" means Wunong Catering Chain Management (Shenzhen) Co., Ltd, a wholly owned subsidiary of

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i) *VIE Structure*. The ownership structure of PRC Subsidiary, PRC Operating Entity and Wunong Catering, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. Each of PRC Subsidiary, PRC Operating Entity and Wunong Catering, to the best of our knowledge after due inquiry, each shareholder of the PRC Operating Entity, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption "Our Corporate History and Structure" (the "**VIE Agreements**") to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party. The VIE Agreements constitute valid, legal and binding obligations enforceable against each of the parties thereto in accordance with the terms of each of the VIE Agreements, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. To the best of our knowledge after due inquiry, none of PRC Subsidiary or PRC Operating Entity is in material breach or default in the performance or observance of the VIE Agreements to which it is a party as of the date hereof.

The due execution, delivery and performance of each of the VIE Agreements by PRC Subsidiary and PRC Operating Entity and the other parties thereto, and the due consummation of the transactions contemplated thereunder, do not (A) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of PRC Subsidiary and PRC Operating Entity; or (B) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained, however, any exercise by the PRC Subsidiary of its rights under the relevant Exclusive Purchase Rights Agreement will be subject to: (a) the approval of and/or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws.

However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii) *M&A Rules; No Governmental Authorization; No Conflicts.* Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since the PRC Subsidiary was established by means of indirect acquisition of established wholly foreign owned enterprises rather than by merger or acquisition directly or indirectly of the equity interest or assets of any "domestic company" as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the issue and sale of the Ordinary Shares by the

Company on the New York Stock Exchange or the Nasdaq do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iii) *Enforceability of Civil Procedures.* The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

(iv) *Taxation.* The statements made in the Registration Statement under the caption "Taxation—People's Republic of China Enterprise Taxation," with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(v) Sub-Lease Agreements. The master lease and sub-leases over our headquarters, executive offices and restaurant may be defective, and if they are adjudicated to be so, may be rendered null and void. To the best of our knowledge after due inquiry, both our headquarters/ executive offices and restaurant are leased from Shenzhen Zhichuang Juzhen Technology Ltd ("Zhichuang Juzhen"), which in turn, sub-leased the same from Shenzhen Xinhao Precision Technology Co., Ltd ("Xinhao"). Xinhao entered into a master lease with Shenzhen Hourui Joint-Stock Cooperation Company ("Hourui") to lease the space encompassing our aforementioned headquarters/ executive offices and restaurant. According to Article 2 of Interpretation of the Supreme Court on Several Questions Concerning the Specific Application of Law in the Trial of Disputes over Urban Housing Lease Contracts (Interpretation of Law [2009]11), a lease between a lessor and lessee is invalid if the property (i) has not obtained a construction project planning license or (ii) has not been constructed in accordance with the provisions of the construction project planning license. However, if this issue arises in court and if a construction project planning license is obtained before the end of the conclusion of the first trial, or if the construction is approved by the requisite department, the People's Court shall recognize it as valid. The sub-lease agreements over our headquarters, executive offices and restaurant and all the prior sub-leases and master lease may be deemed invalid by the People's Court due to the lack of such construction project planning license. According to the provisions of Article 61 of the General Principles of Civil Law and Article 58 of the Contract Law on the invalidity of a contract, the subject property in an invalid contract shall be returned, and the party at fault shall compensate the other party for the losses incurred thereby. If both parties are at fault, they shall bear their own share of responsibilities. Under the circumstances, in the event the sub-lease agreements and all the prior sub-leases and master lease are deemed invalid by the

People's Court, the PRC Operating Entity or Wunong Catering may be required to return the sub-leased premises and may have to bear the relevant responsibilities including facing potential eviction and liability for damages under their respective sub-lease agreements in proportion to their fault. In such an event, they may be unable to recover the renovation expenses they had expended on the subject property.

(vi) Trademarks. To the best of our knowledge after due inquiry, the PRC Operating Entity is in the process of registering certain trademarks with the Trademark Office of the State Intellectual Property Office as of the date hereof, such as "Wunong Life", "Wunong Food Hall", "Wunong Specialty Goods", "Wunong Home Warehouse", and "Wunong". These trademarks are in various stages of acceptance or announcement of preliminary examination. According to Article 39 of the Trademark Law of the People's Republic of China, the period of validity of a registered trademark of the People's Republic of China is ten years effective from the date of approval of registration. As a result, applications for trademarks that have not yet been fully approved for registration may not be protected by intellectual property law.

(vii) Value-Added Telecommunication Business License. To the best of our knowledge after due inquiry, the PRC Companies have all the requisite corporate power and authority, and have all necessary Governmental Authorizations of and from all governmental regulatory officials and bodies that they need, as of the date hereof, to conduct their business purpose within their registered business scope and to carry out their future business objectives for third party e-commerce sales as described in the Registration Statement.

According to Article 1 of the Notice of the General Office of the Ministry of Commerce on the Issues Related to the Examination and Approval Management of Foreign Investment in Internet and Vending Machine Sales Projects ([2010] No. 272), internet sales is an extension of enterprise sales on the internet, and foreign-funded productive enterprises and commercial enterprises approved and registered according to law can directly engage in such internet sales business. Therefore, internet sales of self-owned goods is an extension of enterprise sales on the internet, and the enterprise does not need to obtain a value-added telecommunication business license to engage in internet sales. However, according to Article 9 of the Regulations of the People's Republic of China on Telecommunications (Revised and implemented on February 6, 2016), a value-added telecommunications business operation license is necessary to operate a value-added telecommunications business. According to the Circular of the Ministry of Industry and Information Technology on the Issuance of the Classified Catalogue of Telecommunications Business (2015 Edition), value-added telecommunications business includes the first type of value-added telecommunications business (internet data Center business, content distribution network business, domestic internet virtual private network business, internet access service business) and the second type of value-added telecommunication business (online data processing and transaction processing business, domestic multi-party communication service business, store and forward business, call center business, information service business, coding and procedure conversion business).

(viii) Foreign exchange registration. According to the Notice of the State Administration of Foreign Exchange on Issues Related to Foreign Exchange Management of Domestic Residents' Overseas

Investment and Financing and Return Investment Through Special Purpose Companies ([2014] No. 37) issued and implemented by the State Administration of Foreign Exchange on July 4, 2014, domestic residents (including domestic institutions and domestic residents) shall apply to the foreign exchange bureau for foreign exchange registration of overseas investment before investment contribution in special purpose companies with domestic and foreign legal assets or interests.

Where a domestic resident makes an investment contribution with domestic legal assets or rights and interests, the domestic resident shall apply to the foreign exchange bureau of the place where the domestic resident is registered or where the assets or rights and interests of a domestic enterprise are located for registration. Where a domestic resident makes investment contribution with overseas legal assets or rights and interests, the domestic resident shall apply to the foreign exchange bureau of the place where the domestic resident is registered or where whose household registration is located for registration. To the best of our knowledge after due inquiry, the Chinese residents who are shareholders or ultimate equity owners of the Company have not yet completed the foreign exchange registration under the above provisions as of the date hereof. As a result, it may be difficult for the domestic residents to transfer profits and income from changes in equity back into China for use domestically, and the domestic residents may also be punished by the State Administration of Foreign Exchange in the future with failure to complete the above foreign exchange registration in time.

(iv) *PRC Laws.* All statements set forth in the Registration Statement under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Enforceability of Civil Liabilities," "Corporate History and Structure," "Business," "Regulation," "Management" and "Taxation", in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

Our opinion expressed above is subject to the following qualifications (the "**Qualifications**"):

i. Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii. The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii. Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful

form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv. This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above. Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses and subject to government approval. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, including the VIE Agreements, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

v. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi. This opinion is intended to be used in the context which is specifically referred to herein.

vii. As used in this opinion, the expression "to our best knowledge" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

The opinion expressed herein is solely for the benefit of the Company and without our prior written consent, neither this opinion nor our opinion herein may be relied upon by any other person. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

CHINA COMMERCIAL LAW FIRM. GUANGDONG

CHINA COMMERCIAL LAW FIRM. GUANGDONG